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                                                                       EXHIBIT 2


                  Gale L. Griffin   (201) 894-2407
                  Vice President, Corporate Communications



BESTFOODS FORMS $415 MILLION JOINT VENTURE IN AFRICA AND ISRAEL
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         Englewood Cliffs, NJ, May 19, 1998 -- Bestfoods today announced that it has agreed to form a joint venture with Consolidated Grocery Products (CGP), a South African consumer goods company that currently has the rights to several of Bestfoods' brands in South Africa. The venture will include Bestfoods'
businesses in South Africa and Israel, as well as its other operations in
Africa, and also Robertsons Foods, the consumer foods business of CGP, for a total of approximately $415 million in expected 1998 sales. The objective of the venture is to maximize both partners' opportunities to achieve rapid growth and increased profitability in these fast-developing markets.
         A powerful roster of market-leading brands and products will drive the business. These include Knorr savory products, Hellmann's dressings, Maizena corn starch, and several other important Bestfoods brands. The deal means that Bestfoods will acquire a joint interest in the South African rights to these core Bestfoods brands, which were licensed to Robertsons in 1987 by Bestfoods (then CPC International). The new venture will also include several of
Bestfoods' other leading brands (Skippy peanut butter, Mazola and Alsa products); Bestfoods' Israeli brands, including Telma, Rose of Galilee, and 778; and CGP brands, including Robertsons, Rajah, and Walnut Ridge.
         Commenting on the new venture, C. R. Shoemate, chairman and chief executive officer of Bestfoods said, "This is a very exciting venture for Bestfoods and, I believe, a prime example of the kind of creativity and resources we, as an experienced international operator, can bring to bear in the global marketplace. We have long done business successfully in emerging markets, including Africa and the Middle East. This new venture will give our businesses still greater power and growth potential in those markets, as we combine our expertise, experience, and organizations with Robertsons'. Without additional investment, we broaden our scope, increase growth opportunities, and at the same time share the risk.
         "Our partner, Consolidated Grocery Products, has great experience in Africa, with a strong infrastructure and deep knowledge of local markets and eating habits. This will be invaluable to the venture.
         "We are of course delighted to have our great Knorr, Hellmann's, and other brands back under one roof. And we are confident that Bestfoods' technical and brand know-how for Knorr and Hellmann's will speed their growth in Africa significantly."
         Bestfoods and CGP will have equal participation in the new company. Bestfoods will take the leadership role in Israel and CGP will provide leadership in Africa. The principal operating headquarters for the venture will be in Tel Aviv, Israel, and Durban, South Africa. The holding company for the venture will be registered in Delaware. The structure of the joint venture is subject to certain legal approvals.
         Bestfoods' current business in South Africa, which it is contributing to the new venture, was part of a joint venture with Tongaat-Hulett, a major South African company. This venture, CPC Tongaat Foods, was established in 1994 and ended in March 1998.
         Bestfoods' business in Israel began as a joint venture in 1992, when Bestfoods acquired 51% of Israel Edible Products Ltd. (TAMI), the third largest food company in Israel. Since then, Bestfoods has added many of its leading international brands to the TAMI portfolio. In 1997, Bestfoods increased its ownership of the business to 85% and in March 1998, it acquired the remaining
15% to become sole owner. The business has shown strong growth and today has the highest per capita sales of any of Bestfoods' 61 countries of operations.
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         The venture includes 9 plants in South Africa, six in Israel, and four in the rest of Africa. The total number of employees is expected to be about 3,600.

         Mohammed Wahby, corporate vice president of Bestfoods and president of the Africa/Middle East division of Bestfoods Europe, said, "Robertsons was our affiliate from 1964 until 1987. So we know them very well and believe they are the ideal partner for Bestfoods. We have tremendous respect for their capabilities and organization in Africa. And we are confident that together we can achieve rapid growth for our great brands throughout Africa and step up our excellent track record in Israel."

To provide the clearest possible description of our business and outlook, this report contains forward-looking statements based on our best current information and reasonable assumptions about anticipated developments. However, because of the risks and uncertainties that always exist in any operating environment or business, we cannot make any assurances that these expectations will prove correct. Actual results and developments may differ materially, depending upon currency values, competitive pricing, economic conditions in our countries of operations, and other factors. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

About Bestfoods: Bestfoods, formerly CPC International Inc., is among the largest U.S. food companies, with sales of $8.4 billion in 1997. Best known among Bestfoods' U.S. products are: Hellmann's and Best Foods mayonnaise and dressings; Mazola corn oil and margarine; Skippy peanut butter; Knorr soups, sauces, and bouillons; Entenmann's sweet baked products; Thomas' English muffins; Arnold, Brownberry, Freihofer's, and Oroweat breads; Boboli pizza crusts; Mueller's pasta; and Karo syrup. Bestfoods' global Knorr brand comprises one of the world's most extensive lines of products. Bestfoods is one of the nation's most international food companies, with operations in more than 60 countries and products marketed in 110 countries. For more information about Bestfoods, visit the company's Web site on the Internet at: http://www.bestfoods.com.